EXHIBIT 99.1
N E W S  R E L E A S E

HAVERTYS REPORTS RESULTS FOR FIRST QUARTER 2011

ATLANTA, GEORGIA, May 4, 2011 -- HAVERTY FURNITURE COMPANIES, INC. (NYSE: HVT and HVT.A) reports a loss for the first quarter ended March 31, 2011 of ($0.03) compared to earnings per share of $0.11 for the same period of 2010.

Clarence H. Smith, president and chief executive officer, said, “As we reported in early April,  sales were 1.2% less than last year’s first quarter during which we produced an 8.2% sales increase. Our target customer is a homeowner and our business is influenced by housing market activity which has suffered historic declines.  Housing trends improved modestly last year until the new buyer tax credits expired.  Since then, further declines in home values and increased foreclosures have not helped the environment for furniture sales.  Although we have lowered our operating costs over the last few years, our SG&A costs were impacted this quarter by rising fuel prices, wage increases and higher group insurance premiums.

“Our supply chain management continued to perform well as we flowed additional import goods in advance of the Chinese New Year plant closings in Asia and still ended the quarter with inventory levels $3.9 million lower than at year end 2010 and $5.6 million below one year ago.  New products are arriving on our showroom floors that will improve our merchandise offerings in several key categories.  We are continuing to make important investments in our current store base, technology and associate training which are essential to our strategies of focusing on the customer and effective support operations for sustainable long-term growth.”

Financial Highlights

First Quarter 2011 Compared to First Quarter 2010
•	Net sales decreased 1.2% to $154.2 million. Comparable store sales were down 0.6% following five consecutive quarters of positive results including a strong 10.1% first quarter 2010 increase.
•	Gross profit margins decreased to 51.2% from 52.1% as a percent of sales but in line with results for the last three consecutive quarters.
•	Freight rates on imported products have progressively risen since late 2009 and it is difficult to fully recover the higher costs through our retail pricing.
•	Selling, general and administrative costs increased $0.6 million primarily related to higher fuel prices, employee wage increases and increased group insurance premiums.
•	Income tax expense includes approximately $0.2 million related to a non-cash adjustment to our recorded income tax receivables.
•	Our retail store count is 118 versus 119 in 2010.

Other
•	Cash at the end of the first quarter of 2011 totaled $66.1 million, an $8.1 million increase from year end 2010 and $13.7 million higher than the year ago balance.
•	We have no funded debt and $37.0 million of availability under our credit facility. Our debt to total capital ratio at the end of the first quarter of 2011 is 3.4%.
•	Our total written business for the second quarter to date of 2011 is off approximately 1%.

NEWS RELEASE – May 4, 2011   Page 2

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data – Unaudited)

	Three Months Ended March 31,
	2011	2010

Net sales	$154,171	$156,036
Cost of goods sold	75,220	74,771
Gross profit	78,951	81,265
Credit service charges	134	214
Gross profit and other revenue	79,085	81,479

Expenses:
Selling, general and administrative	79,469	78,879
Interest, net	222	208
Provision for doubtful accounts	19	162
Other income, net	(98)	(202)
	79,612	79,047

Income (loss) before income taxes	(527)	2,432
Income tax expense	144	78
	$(671)	$2,354

Basic earnings (loss) per share:
Common Stock	$(0.03)	$0.11
Class A Common Stock	$(0.03)	$0.11

Diluted earnings (loss) per share:
Common Stock	$(0.03)	$0.11
Class A Common Stock	$(0.03)	$0.10

Basic weighted average common shares outstanding:
Common Stock	18,534	17,578
Class A Common Stock	3,331	3,874

Diluted weighted average common shares outstanding:
Common Stock	21,865	21,821
Class A Common Stock	3,331	3,874

NEWS RELEASE – May 4, 2011   Page 3

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	March 31, 2011	December 31, 2010	March 31, 2010
	(Unaudited)		(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$66,122	$58,045	$52,445
Accounts receivable	12,802	13,778	14,458
Inventories	88,030	91,938	93,651
Prepaid expenses	9,064	7,685	9,864
Other current assets	3,441	5,489	4,232
Total current assets	179,459	176,935	174,650
Accounts receivable, long-term	519	588	736
Property and equipment	172,959	175,511	172,620
Deferred income taxes	11,524	11,524	9,935
Other assets	5,342	5,681	6,479
	$369,803	$370,239	$364,420
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$19,004	$18,088	$16,501
Customer deposits	16,173	13,585	18,197
Accrued liabilities	27,434	31,357	27,460
Deferred income taxes	7,052	7,052	7,680
Current portion of lease obligations	533	525	381
Total current liabilities	70,196	70,607	70,219
Lease obligations, less current portion	8,437	8,574	6,718
Other liabilities	37,490	37,876	38,503
Total liabilities	116,123	117,057	115,440

Stockholders’ equity	253,680	253,182	248,980
	$369,803	$370,239	$364,420

NEWS RELEASE – May 4, 2011   Page 4

HAVERTY FURNITURE COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands – Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash Flows from Operating Activities:
Net income (loss)	$(671)	$2,354
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	4,525	4,305
Share-based compensation expense	540	622
Provision for doubtful accounts	19	162
Net gain on sale of property and equipment	(21)	(127)
Other	(3)	(904)
Changes in operating assets and liabilities:
Accounts receivable	1,026	787
Inventories	3,908	(350)
Customer deposits	2,588	4,195
Other assets and liabilities	708	1,917
Accounts payable and accrued liabilities	(3,007)	(5,375)
Net cash provided by operating activities	9,612	7,586

Cash Flows from Investing Activities:
Capital expenditures	(1,970)	(873)
Proceeds from sale of property and equipment	21	205
Other investing activities	274	—
Net cash used in investing activities	(1,675)	(668)

Cash Flows from Financing Activities:
Payments on lease obligations	(129)	(84)
Proceeds from exercise of stock options	270	1,593
Other financing activities	(1)	(448)
Net cash provided by financing activities	140	1,061

Increase in cash and cash equivalents during the period	8,077	7,979
Cash and cash equivalents at beginning of period	58,045	44,466
Cash and cash equivalents at end of period	$66,122	$52,445

Havertys, established in 1885, is a full-service home furnishings retailer with 118 showrooms in 17 states in the Southern and Midwestern regions providing its customers with a wide selection of quality merchandise in middle to upper-middle price ranges.  Additional information is available on the company’s website at www.havertys.com

NEWS RELEASE – May 4, 2011   Page 5

News releases include forward-looking statements, which are subject to risks and uncertainties.  Factors that might cause actual results to differ materially from future results expressed or implied by such forward-looking statements include, but are not limited to, general economic conditions, the consumer spending environment for large ticket items, competition in the retail furniture industry and other uncertainties detailed from time to time in the company’s reports filed with the SEC.

The company will sponsor a conference call Thursday, May 5, 2011 at 10:00 a.m. Eastern Daylight Time to review the results.  Listen-only access to the call is available via the web at www.havertys.com (For Investors) and at www.streetevents.com (Individual Investor Center), both live and for a limited time, on a replay basis.

Contact:
Haverty Furniture Companies, Inc., 404-443-2900
Dennis L. Fink
EVP & CFO
Jenny Hill Parker
SVP, Finance, Secretary and Treasurer

SOURCE:  Haverty Furniture Companies, Inc.